EXHIBIT 99.1

Pain Therapeutics Reports Q2 2013 Financial Results

AUSTIN, Texas, Aug. 1, 2013 (GLOBE NEWSWIRE) -- Pain Therapeutics, Inc. (Nasdaq:PTIE) today reported financial results for the quarter and six months ended June 30, 2013. Net loss was $301,000, or $0.01 per share in Q2 2013, compared to a net loss of $130,000, or $0.00 per share in Q2 2012.

Cash and investments were $52.8 million at June 30, 2013. Net cash usage for the first half of 2013 was $3.4 million.

We expect net cash usage for 2013 to be under $10.0 million. We have no debt.

Q2 2013 Financial Detail

  Program fee revenue reflects the non-cash revenue we recognize from upfront program fees received in prior years. Program fee revenue decreased to $3.9 million in 1H 2013 from $5.4 million in 1H 2012 because in late 2012 we extended the period over which we recognize this type of revenue.
  Research and development expenses decreased to $1.1 million in Q2 2013 from $1.5 million in Q2 2012 and to $2.3 million in 1H2013 from $3.1 million in 1H2012, primarily due to reduced cash-based compensation. Non-cash stock related research and development expenses decreased to $0.6 million in 1H 2013 from $0.8 million in 1H 2012.
  General and administrative expenses decreased to $1.1 million in Q2 2013 from $1.5 million in Q2 2012, and to $2.4 million in 1H2013 from $3.0 million in 1H2012, primarily due to reduced cash-based compensation. Non-cash stock related general and administrative expenses were $0.9 million in both the 1H 2013 and the 1H 2012.

About REMOXY

Our lead drug candidate is called REMOXY® (oxycodone) Extended-Release Capsules CII. REMOXY is an investigational drug with a unique, controlled release formulation of oxycodone for patients with moderate-to-severe chronic pain. REMOXY is designed to discourage common methods of tampering associated with prescription drug misuse and abuse.

Pfizer, Inc. (NYSE:PFE) is our exclusive, worldwide commercial partner for REMOXY (except as to Australia/New Zealand).  We believe that Pfizer continues to move forward with the development of REMOXY. We expect to provide more information about Pfizer's plans for REMOXY in the fall of 2013.

REMOXY Deal Economics

  To date, we have received total cash payments of $185.0 million in program fees and milestone payments under our strategic alliance with Pfizer. We are eligible to receive from Pfizer a $15.0 million payment upon FDA approval of REMOXY.
  After commercial launch of REMOXY, we will receive from Pfizer a royalty of 20% of net sales in the United States, except as to the first $1.0 billion in cumulative net sales, which royalty is set at 15%. Outside the United States, the royalty rate is 10%.
  We will also receive from Pfizer a supplemental payment of 6.0% to 11.5% of net sales, depending on the range of total dollar sales in each year, covered by the strategic alliance. This supplemental payment is tied to the full amount of our financial obligations to Durect Corporation (Nasdaq:DRRX), our exclusive supplier of certain excipients in REMOXY.

About Pain Therapeutics, Inc.

Pain Therapeutics, Inc. is a biopharmaceutical company that develops novel drugs. The FDA has not approved any of our drug candidates for commercial sale. For more information, please visit www.paintrials.com.

Note Regarding Forward-Looking Statements: This press release contains forward-looking statements for purposes of the Private Securities Litigation Reform Act of 1995 (the "Act"). Pain Therapeutics disclaims any intent or obligation to update these forward-looking statements, and claims the protection of the Safe Harbor for forward-looking statements contained in the Act. Examples of such statements include, but are not limited to, any statements relating to the company's projected cash usage for 2013; Pfizer's development plan for REMOXY; future updates and the timing of updates regarding Pfizer's plans for REMOXY; potential future milestone payments and royalties under the strategic alliance with Pfizer based on milestones and on revenue from REMOXY; the potential development of other abuse-resistant drug candidates; and funding obligations of Pfizer under the strategic alliance.

Such statements are based on management's current expectations, but actual results may differ materially due to various factors. Such statements involve risks and uncertainties, including, but not limited to, those risks and uncertainties relating to difficulties or delays in obtaining regulatory approval of REMOXY and in development, testing and pursuit of regulatory approval of our other drug candidates; unexpected adverse side effects or inadequate therapeutic efficacy of our drug candidates; possible decisions by Pfizer to delay or not continue the development of REMOXY or to devote less resources to the development and commercialization of the other drug candidates subject to our strategic alliance with Pfizer; difficulties or delays in commercialization efforts with respect to our products, if any are approved for marketing, or failure of such products to gain market acceptance; the uncertainty of patent protection for our intellectual property or trade secrets; unanticipated additional research and development, litigation and other costs; the timing and receipt of funds from Pfizer; and the potential for abuse-resistant pain medications or other competing products or therapies to be developed by competitors and potential competitors or others. For further information regarding these and other risks related to the Company's business, investors should consult the Company's filings with the Securities and Exchange Commission.

– Financial Tables Follow –

PAIN THERAPEUTICS, INC.
CONDENSED STATEMENTS OF OPERATIONS
(in thousands, except per share amounts)
(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2013	2012	2013	2012
Revenue
Program fee revenue	$ 1,959	$ 2,724	$ 3,917	$ 5,448
Collaboration revenue	--	--	--	249
Total revenue	1,959	2,724	3,917	5,697
Operating expenses
Research and development	1,139	1,516	2,322	3,125
General and administrative	1,139	1,461	2,357	2,973
Total operating expenses	2,278	2,977	4,679	6,098
Operating loss	(319)	(253)	(762)	(401)
Interest income	18	123	53	300
Net loss	$ (301)	$ (130)	$ (709)	$ (101)
Net loss per share, basic and diluted	$ (0.01)	$ (0.00)	$ (0.02)	$ (0.00)
Weighted-average shares used in computing net loss per share, basic and diluted	44,999	44,777	44,966	44,754

CONDENSED BALANCE SHEETS
(in thousands)
			June 30, 2013	December 31, 2012(1)
			(Unaudited)
Assets
Current assets
Cash, cash equivalents and marketable securities			$ 52,845	$ 56,254
Other current assets			3	253
Total current assets			52,848	56,507
Non-current assets
Other assets			352	352
Total assets			$ 53,200	$ 56,859
Liabilities and stockholders' equity
Current liabilities
Accounts payable and accrued development expenses			$ 1,007	$ 1,290
Deferred program fee revenue - current portion			7,832	7,832
Other accrued liabilities			379	877
Total current liabilities			9,218	9,999
Non-current liabilities
Deferred program fee revenue - non-current portion			29,370	33,287
Other liabilities			437	437
Total liabilities			39,025	43,723
Stockholders' equity
Common Stock and additional paid-in-capital			150,534	148,783
Accumulated other comprehensive income			1	4
Accumulated deficit			(136,360)	(135,651)
Total stockholders' equity			14,175	13,136
Total liabilities and stockholders' equity			$ 53,200	$ 56,859

(1) Derived from the Company's annual financial statements as of December 31, 2012, included in the Company's Annual Report on Form 10-K filed with the Securities and Exchange Commission.

CONTACT: Peter S. Roddy
         Vice President and Chief Financial Officer
         Pain Therapeutics, Inc.
         proddy@paintrials.com
         (512) 501-2450